THE COMPANY AND DOROTECH S.A. DIVESTITURE
PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
(Unaudited & In Thousands)

                                  The                       See
                                Company        Adjustments  Note 6  Pro Forma
                              ------------    ------------         ------------
                                      (In thousands, except share amounts)


Revenues:
 Net sales                    $     35,806    $    (11,320)        $     24,486

Costs and expenses:
 Cost of sales                      22,008          (8,400)              13,608
 Product development                 4,428            (572)               3,856
 Selling, general
  and administrative                20,263          (3,563)              16,700
 Sale of subsidiaries
  and other, net                       160             267                  427
                              ------------    ------------         ------------
                                    46,859         (12,268)              34,591

Loss before interest
 income and incone taxes           (11,053)            948              (10,105)

 Interest expense, net                (286)            (26)                (312)
                              ------------    ------------         ------------
Loss before taxes                  (11,339)            922              (10,417)

 Income tax benefit                      0              87                   87
                              ------------    ------------         ------------

Net loss                      $    (11,339)   $        835         $    (10,504)
                              ============    ============         ============

Preferred stock preferences
 Accrued dividends                  (1,435)                              (1,435)
 Imputed dividends                  (1,536)                              (1,536)
                              ------------                         ------------
Net loss applicable to
 common shares                $    (14,310)                        $    (13,475)
                              ============                         ============

Basic net loss per common
 share                        $      (0.57)                        $      (0.53)
                              ============                         ============

Weighted average shares
 outstanding                    25,205,854                           25,205,854

Net loss per common share -
 assuming dilution            $      (0.57)                        $      (0.53)
                              ============                         ============

Weighted average shares
 outstanding - Primary          25,205,854                           25,205,854